Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Shareholders and Board of Directors

Unifi, Inc.:

We consent to the incorporation by reference in the registration statement No. 33-23201, No. 33-53799, No. 333-35001, No. 333-43158, No. 333-156090, and No. 333-191870 on Form S-8 and No. 333-140580 on Form S-3 of Unifi, Inc. of our reports dated August 22, 2018, with respect to the consolidated balance sheets of Unifi, Inc. as of June 24, 2018 and June 25, 2017, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended June 24, 2018, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of June 24, 2018, which reports appear in the June 24, 2018 Annual Report on Form 10‑K of Unifi, Inc.

/s/ KPMG LLP

Greensboro, North Carolina

August 22, 2018